JOHN HANCOCK VARIABLE SERIES TRUST I - REAL ESTATE EQUITY ("PORTFOLIO")

                          RULE 10f-3 TRANSACTION REPORT
                          -----------------------------

This report covers transactions involving the Portfolio's proposed purchase of securities during an underwriting syndicate to which John Hancock or the portfolio's sub-manager is related.* Defined terms used in this report have the same meaning as ascribed to them in the related John Hancock Variable Series Trust I Consolidated Procedures under Rules 10f-3, 17a-7 and 17e-1.

1.     Name of Issuer: GMH Communities Trust

2.     Description of Securities: Equity/Common Shares

3.     Name of Broker-Dealer Through Whom Purchase Will be Made: Bank of America
       --------------------------------------------------------

       Name of Managing Underwriter(s): Co-Manager
       -------------------------------

4.     Nature of Underwriting: / X / Competitive Bidding / / Negotiated Purchase
       ----------------------

5.     Public Offering Price Per Unit:     _____$12.00_______
       ------------------------------

6.     Underwriting Compensation:          _______3.6%_______
       -------------------------

7.     Proposed Purchase(s)               Total              Amount to be               Portfolio Purchase as
       for Portfolio                    Offering        Purchased by Portfolio               % of Total
       -------------                    --------        ----------------------               ----------
John Hancock Real Estate Equity       $ 28,571,000            $  81,100                         0.284%

--------------------
o "Related" means that John Hancock or the sub-manager is a member of the underwriting syndicate or is an "Affiliated Person" (as defined in the Consolidated Procedures) of such a member.

8.     Compliance with Rule 10f-3:
       --------------------------

       A.     The securities to be purchased by the Portfolio are (circle one):

              (1) AN ISSUE OF SECURITIES THAT IS REGISTERED UNDER THE SECURITIES ACT OF 1933 AND BEING OFFERED TO THE PUBLIC;

              (2) an issue of securities that is being offered privately to purchasers that include one or more "Qualified Institutional Buyers" under 1933 Act Rule 144A in an "Eligible Rule 144A Offering" as defined in Rule 10f-3(a)(4);

              (3) an issue of "Eligible Municipal Securities" as defined in Rule 10f-3(a)(3); or

              (4) an issue of securities that is subject to regulation by a foreign financial regulator in the county where an offering is occurring at a fixed price and that is being sold in an "Eligible Foreign Offering" within the meaning of Rule 10f-3(a)(2). Also, the issuer in any such foreign offering must have available at least two years of financial statements, and, in the case of a U.S. issuer, be a reporting company under the 1934 Act.

       B. The securities to be purchased by the Portfolio are part of an issue to be offered to the public in a firm commitment underwriting, except as to securities purchased by others pursuant to a rights offering.

       C. The securities are to be purchased by the Portfolio at not more than the public offering price paid by each other purchaser in the offering or any concurrent offering (except for rights in connection with an Eligible Foreign Offering, as described in Rule 10f-3(b)(2)(i)).

       D. The securities will be purchased by the Portfolio prior to the end of the first day on which any sales are made (or, in the case of an offering by rights subscription, on or before the fourth day preceding the day on which the rights offering terminates).

       E. The underwriting commission, spread or profit is reasonable and fair, as evidenced by the fact that the spread does not exceed the underwriting compensation in the following two or more underwritten offerings:

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

    Description of           Managing                           Underwriting
     Securities            Underwriter            Date          Compensation
     ----------            -----------            ----          ------------
Sunstone Hotel
  Investors                  Citigroup         10/28/2004           3.71%
Digital Realty Trust      Lehman Brothers      10/20/2004           3.75%


       F. The securities issued in the offerings described in E. above were similar to those proposed for purchase by the Portfolio, and the period during which each such offering was made is comparable to the present in terms of factors affecting underwriting compensation.

       G. The issuer of the securities proposed for purchase by the Portfolio (other than municipal securities) has been in continuous operation for three years or longer. Any municipal securities proposed for purchase have an investment grade rating from at least one NRSRO (or a rating within the three highest grades if the municipality or other entity from whose revenues the securities are to be paid has existed for less than three years).

       H. The principal amount of securities of any class of such issue to be purchased by the Portfolio (and all other investment companies managed by the undersigned**) does not exceed 10% of the total principal amount of the offering.

       I. The securities will not be purchased directly or indirectly from John Hancock, or any Trustee, officer, employee, sub-manager, or advisory board member of the Trust or from any person of which any of the foregoing is an Affiliated Person; provided that securities purchased from a syndicate manager shall not be deemed to be purchased from a specific underwriter, so long as (a) that underwriter does not benefit directly or indirectly from the transaction and (b) in the case of municipal securities, such purchases are not designated as group sales or otherwise allocated to that underwriter's account.






































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